Exhibit 99.(a)(1)(B)(1)

FORM OF E-MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE

To: Eligible Optionholders

Date: November 19, 2012

SUBJECT: Stock Option Exchange Program—PLEASE READ CAREFULLY—ACTION REQUIRED

The purpose of this email is to officially commence the Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Offer to Exchange” or the “Exchange Offer”) today, November 19, 2012. Please read the attached letter from Les Cross to understand why Alphatec is offering this program.

This Offer to Exchange allows you to exchange stock options granted by Alphatec Holdings, Inc. with an exercise price of $2.85 or more for new options with an exercise price of the higher of $2.00 or 115% of the closing price on December 19, 2012.

I am administering this Exchange Offer so please pay close attention to this email and any others you might receive regarding this Offer to Exchange in order that everything is done properly.

The Exchange Offerwill remain open until 4:00 p.m., Pacific Time, on December 19, 2012, unless it is extended.

Please plan to attend one of the following information sessions where I will explain the program in detail and answer your questions:

November 27 at 11:00am PT in Deming

December 4 at 3:00pm PT in Harrington

December 7 at 11:00am PT—GoToMeeting

December 11 at 9:00am PT in Harrington

December 14 at 11:00am PT—GoToMeeting

December 18 at 3:00pm PT in Harrington

To access a GoToMeeting Session:

December 7:

1. Please join my meeting.

https://www1.gotomeeting.com/join/403712033

2. Use your microphone and speakers (VoIP)—a headset is recommended. Or, call in using your telephone.

Dial +1 (626) 521-0013

Access Code: 403-712-033

Audio PIN: Shown after joining the meeting

Meeting ID: 403-712-033

December 14:

1. Please join my meeting.

https://www1.gotomeeting.com/join/549624768

2. Use your microphone and speakers (VoIP)—a headset is recommended. Or, call in using your telephone.

Dial +1 (773) 897-3014

Access Code: 549-624-768

Audio PIN: Shown after joining the meeting

Meeting ID: 549-624-768

Please carefully read all of the documents included in this e-mail. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in the attached documents, including returning, as indicated in the attached documents, your properly completed and signed Election Form and Eligible Option Information Sheet to me so that I receive them before 4:00 p.m., Pacific Time, on December 19, 2012 (or a later expiration date if Alphatec extends the offer). The documents must be delivered using one of the delivery methods outlined in the instructions to the Election Form.

If you have any questions about the Offer to Exchange, please contact me.